EXHIBIT 99.1

Great Basin Reports 2015 Second Quarter Results and Business Update

Company Reports 122 Revenue-Generating Customers,
 Reaffirms Guidance of 170-180 Customers by Year End

SALT LAKE CITY, August 12, 2015 -- Great Basin Scientific, Inc. (NASDAQ: GBSN, GBSNU), a molecular diagnostic testing company, today reported earnings results for the quarter ended June 30, 2015 and provided a business update.

Second Quarter 2015 and Business Highlights:

•	Revenue for the second quarter was $525,506, a 30.6 percent increase year-over-year
•	115 revenue-generating customers as of June 30, 2015
•	122 revenue-generating customers as of August 11, 2015
•	182 Total sales funnel (customers and evaluation sites) as of August 11, 2015
•	Commercial launch of its Group B Streptococcus (GBS) test ahead of expectations, with more than 50 customers and potential customers either evaluating or scheduled to evaluate
•	Granted European patent protection for Company’s on-chip amplification technology, complementing U.S. patent position
•
Awarded $5+ million grant by National Institutes of Health (NIH), in collaboration with Brigham Young University, to develop direct from whole blood test for the deadly superbug, carbapenem-resistant Enterobacteriaceae (CRE)

•	Appointed Carlos B. Gonzáles, Ph.D. as Vice President of Engineering
•	Initiated development of the Company’s next platform upgrade of the Great Basin analyzer

“Great Basin made excellent progress on our strategic initiatives in the second quarter, delivering on our guidance for new customer wins, product commercialization and expanding our R&D pipeline,” said Ryan Ashton, President and Chief Executive Officer. “That momentum continues as we move into the second half of the year and we reaffirm our expectations to have 170 to 180 revenue-generating customers by year-end 2015. Further, we are investing strategically and aggressively to advance our menu expansion, and are pleased to report the two tests currently in clinical trials remain on track for submission to the FDA, with expected clearance by year-end 2015. These new tests increase the attractiveness and utility of Great Basin’s system for new and existing customers and significantly increase potential recurring revenue per customer.”

Great Basin’ Scientific’s Second Quarter Results

Great Basin ended the second quarter with 115 U.S. customers and 49 evaluations either in-progress or scheduled, compared to 74 customers and 13 evaluations at the end of the prior year period, an increase of 55.4 percent and 276.9 percent, respectively.

Revenue during the three month period ended June 30, 2015, was $525,506 versus $402,446 for the same period in 2014, which represented an increase of 30.6 percent. This increase was due to growth in the customer base.

Research and development expenses during the second quarter of 2015 were $1.9 million, compared to $1.0 million in the prior year period, an increase of 85.4 percent. Expanded R&D efforts through increased clinical and regulatory activities related to the FDA-cleared Group B step test as well as the Staph Identification/ Resistance panel and E.coli test, both currently in clinical trials, contributed to the increase in R&D spending. Selling and marketing expenses during the second quarter of 2015 were $0.9 million, compared to $0.5 million in the prior year period, an increase of 72.5 percent, due to an increase in sales commission and other costs. General and administrative expenses during the second quarter of 2015 were $1.3 million, compared to $0.8 million in the prior year period, an increase of 59.5 percent, due to increased business activities and costs of operating as a public company.

Loss from operations was $4.9 million for the second quarter 2015, compared to $2.9 million for the same period in 2014.

Net income was $19.2 million for the second quarter of 2015, compared to a net loss of $3.2 million for the same period in 2014.  During the second quarter of 2015, a change in the fair value of derivative liability, related to various common stock warrants, generated non-cash other income of $24.3 million. Excluding the non-cash derivative liability other income, adjusted net loss for the second quarter 2015 was $5.2 million; there was no derivative liability in the same period of 2014.

Basic net income per share was $3.00 for the second quarter 2015, compared to basic net loss per share of $28.05 for the same period in 2014. The basic net income per share for the second quarter 2015 includes non-cash other income of $3.81 per basic share due to a decrease in the derivative liability.  Diluted net income per share was $0.71 for the second quarter 2015, compared to diluted net loss per share of $28.05 for the same period in 2014. The diluted net income per share for the second quarter 2015 includes non-cash other income of $0.91 per diluted share due to a decrease in the derivative liability.

Warrant Exercises

During the second quarter of 2015, the Company received 1,023,432 Series A warrant exercises for proceeds of $2,075,762 and received 384,000 Series C warrant exercises for proceeds of $979,200.  The Company also received cashless warrant exercises for 508,641 Class A warrants and cashless warrant exercises for 334,889 Class B warrants, issuing 553,148 shares of common stock.

Non-GAAP Financial Measure

This press release includes an Adjusted Net Loss "non-GAAP financial measure" as defined by the U.S. Securities and Exchange Commission (SEC). The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation of, or as a substitute for, the financial information prepared and presented in accordance with generally accepted accounting principles (GAAP). For a reconciliation of this non-GAAP financial measure to the nearest comparable GAAP measure, see "Reconciliation of Non-GAAP Financial Measure" included in this press release.

Reconciliation of Non-GAAP financial measure

Adjusted Net Loss

The Company excludes the value of the derivative liability in calculating adjusted net loss because it is non-cash in nature and because the Company believes that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding operational performance. The Company further believes this measure is useful to investors in that it allows for greater transparency to certain line items in its financial statements and facilitates comparisons to peer operating results.

GREAT BASIN SCIENTIFIC, INC

Adjusted Net Loss

(Unaudited)

	Three Months Ended June 30,
The calculation of Adjusted Net Loss is as follows:	2015	2014
Net income (loss)	$19,160,684	$(3,240,465)
Adjustment for change in derivative liability	(24,335,676)	-
Adjusted net loss	$(5,174,992)	$(3,240,465)

Change in Fair Value of Derivative Liability

The change in fair value of derivative liability resulted in non-cash other income in the amount of $24.3 million for the three months ended June 30, 2015.  This is the result of the decrease in the fair value of our Series A, Series B, Series C, Class A, Class B and certain other common stock warrants as a result of the decrease in the value of our common stock during the period. As of June 30, 2014, there were no warrants that required the recording of a derivative liability. The value of our common stock during the second quarter decreased to $2.96 on June 30, 2015, from $3.90 on March 31, 2015.

About Great Basin Scientific

Great Basin Scientific is a molecular diagnostics company that commercializes breakthrough chip-based technologies. The Company is dedicated to the development of simple, yet powerful, sample-to-result technology and products that provide fast, multiple-pathogen diagnoses of infectious diseases. The Company's vision is to make molecular diagnostic testing so simple and cost-effective that every patient will be tested for every serious infection, reducing misdiagnoses and significantly limiting the spread of infectious disease. More information can be found on the Company's website at www.gbscience.com.

Forward-Looking Statements

This press release includes forward-looking statement regarding events, trends and business prospects, which may affect our future operating results and financial position. Forward-looking statements involve risk and uncertainties, which could cause actual results to differ materially, and reported results should not be considered as an indication of future performance. These risk and uncertainties include, but are not limited to: (i) our limited operating history and history or losses; (ii) our ability to develop and commercialize new products and the timing of commercialization; (iii) our ability to obtain capital when needed; and (iv) other risks set forth in the Company's filings with the Securities and Exchange Commission, including the risks set forth in the company's Annual Report on Form 10-K for the year ended December 31, 2014.  These forward-looking statements speak only as of the date hereof and Great Basin Scientific specifically disclaims any obligation to update these forward-looking statements, except as required by law.

FINANCIAL TABLES FOLLOW

GREAT BASIN SCIENTIFIC, INC.
CONDENSED BALANCE SHEETS
June 30, 2015 and December 31, 2014
(Unaudited)

	June 30	December 31,
	2015	2014
Assets
Current assets:
Cash	$15,274,535	$2,017,823
Accounts receivable, net	344,029	267,485
Inventory	854,458	457,094
Prepaid and other current assets	373,774	376,778
Total current assets	16,846,796	3,119,180
Intangible assets, net	166,973	216,580
Property and equipment, net	6,669,371	4,237,467
Total assets	$23,683,140	$7,573,227
Liabilities and Stockholders' Deficit
Current liabilities:
Accounts payable	$2,008,594	$1,369,169
Accrued expenses	934,459	612,359
Current portion of notes payable	31,404	49,994
Notes payable - related party, net of discount	491,667	441,667
Current portion of capital lease obligations	1,154,375	947,422
Total current liabilities	4,620,499	3,420,611
Notes payable, net of current portion	—	5,693
Capital lease obligations, net of current portion	1,544,995	2,156,837
Derivative liability	69,108,936	9,998,636
Total liabilities	75,274,430	15,581,777
Commitments and contingencies
Stockholders' deficit:
Preferred stock, $.001 par value, 5,000,000 shares authorized;
2,678,500 and 0 shares issued and outstanding, respectively	2,679	—
Common stock, $.001 par value: 200,000,000 shares authorized;
7,269,038 and 5,086,458 shares issued and outstanding, respectively	7,269	5,086
Additional paid-in capital	64,416,399	55,991,060
Accumulated deficit	(116,017,637)	(64,004,696)
Total stockholders' deficit	(51,591,290)	(8,008,550)
Total liabilities and stockholders' deficit	$23,683,140	$7,573,227

GREAT BASIN SCIENTIFIC, INC.
CONDENSED STATEMENTS OF OPERATIONS
For the Three and Six Months Ended June 30, 2015 and 2014
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Revenues	$525,506	$402,446	$984,236	$751,581
Cost of sales	1,299,948	971,862	2,266,541	1,818,819
Gross loss	(774,442)	(569,416)	(1,282,305)	(1,067,238)
Operating expenses:
Research and development	1,902,296	1,026,035	3,405,854	1,840,272
Selling and marketing	919,699	533,041	1,725,817	1,167,283
General and administrative	1,276,555	800,290	2,337,207	1,406,285
(Gain) loss on sale of assets	—	—	—	(8,166)
Total operating expenses	4,098,550	2,359,366	7,468,878	4,405,674
Loss from operations	(4,872,992)	(2,928,782)	(8,751,183)	(5,472,912)
Other income (expense):
Interest expense	(309,785)	(312,176)	(615,367)	(504,785)
Interest income	9,035	519	13,332	1,438
Change in fair value of derivative liability	24,335,676	-	(42,658,473)	—
Total other income (expense)	24,034,926	(311,657)	(43,260,508)	(503,347)
Income (loss) before provision for income taxes	19,161,934	(3,240,439)	(52,011,691)	(5,976,259)
Provision for income taxes	(1,250)	(26)	(1,250)	(6,119)
Net income (loss)	19,160,684	(3,240,465)	(52,012,941)	(5,982,378)

Net income (loss) per common share - basic	$3.00	$(28.05)	$(9.08)	$(2.09)
Net income (loss) per common share - diluted	$0.71	$(28.05)	$(9.08)	$(2.09)
Weighted average common shares - basic	6,383,605	115,510	5,726,493	2,855,837
Weighted average common shares - diluted	26,859,167	115,510	5,726,493	2,855,837

GREAT BASIN SCIENTIFIC, INC.
CONDENSED STATEMENTS OF CASH FLOWS
For the Six Months Ended June 30, 2015 and 2014
(Unaudited)

	Six Months Ended
	June 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(52,012,941)	$(5,982,378)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	704,604	554,874
Change in fair value measurement	42,658,473	—
(Gain) loss on sale of assets	—	(8,166)
Employee stock compensation	37,440	18,738
Debt discount amortization	50,000	—
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(76,544)	(30,382)
Increase in inventory	(397,364)	(1,089)
Decrease (increase) in prepaid and other assets	3,004	(181,085)
Increase (decrease) in accounts payable	(172,762)	472,652
Increase in accrued liabilities	322,100	335,994
Net cash used in operating activities	(8,883,990)	(4,820,842)
Cash flows from investing activities:
Acquisition of property and equipment	(473,048)	(50,194)
Construction of equipment	(1,972,835)	(465,239)
Proceeds from sale of assets	—	35,000
Proceeds from sale leaseback	—	1,500,000
Net cash provided by (used in) investing activities	(2,445,883)	1,019,567
Cash flows from financing activities:
Proceeds from exercise of warrants	3,142,964	—
Proceeds from issuance of convertible notes payable	—	100,000
Proceeds from issuance of convertible notes payable - related party	—	300,000
Proceeds from issuance of preferred stock	—	3,072,209
Proceeds from follow-on offering	21,872,793	—
Proceeds from issuance of notes payable - related party	250,000	390,000
Principal payments of capital leases	(404,889)	(447,901)
Principal payments of notes payable	(24,283)	(21,708)
Principal payments of notes payable -related party	(250,000)	(390,000)
Net cash provided by financing activities	24,586,585	3,002,600
Net increase (decrease) in cash	13,256,712	(798,675)
Cash, beginning of the period	2,017,823	1,211,423
Cash, end of the period	$15,274,535	$412,748
Supplemental disclosures of cash flow information:
Interest paid	$559,631	$265,518
Income taxes paid	$1,250	$6,119
Supplemental schedule of non-cash investing and financing activities:
Assets acquired through capital leases	$—	$807,272
Initial public offering and follow-on offering costs incurred but unpaid	$171,169	$—
Property and equipment included in accounts payable	$641,018	$—
Change in derivative liability from exercised and issued warrants	$5,247,073	$—

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